Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the foregoing Registration Statement on Form S-1 of our report dated April 12, 2010, relating to the consolidated balance sheets of Evercharm Holdings Limited and Subsidiaries as of December 31, 2009 and 2008 and the related consolidated statements of income and comprehensive income, changes in equity, and cash flows for the years ended December 31, 2009, 2008 and 2007.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Bernstein & Pinchuk LLP
New York, New York
July 28, 2010